EXHIBIT 99.1

Contacts:
Julie Wood Vice President, Investor Relations 510-597-6505	Greg Schafer Vice President and Chief Financial Officer 510-597-6684
ONYX PHARMACEUTICALS REPORTS THIRD QUARTER
AND NINE-MONTH 2006 FINANCIAL RESULTS
Nexavar Net Revenue $45.4 Million for the Third Quarter; Over $100 Million for First Nine Months
EMERYVILLE, CALIF. — November 7, 2006 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three and nine months ended September 30, 2006. The company reported a net loss of $20.1 million, or $0.49 per share, for the third quarter of 2006 compared to a net loss of $22.6 million, or $0.64 per share, in the same period in the prior year. The net loss for the quarter ended September 30, 2006, includes employee stock-based compensation expense of $3.5 million, or $0.08 per share. With its collaborator, Bayer Pharmaceuticals Corporation, or Bayer, Onyx is developing Nexavar® (sorafenib) tablets, an anticancer drug currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally.
“With over $100 million in net revenue in the first nine months of 2006, we and Bayer have clearly established Nexavar as a valuable and important drug for the treatment of people with advanced kidney cancer,” said Hollings C. Renton, Onyx’s chairman, president, and chief executive officer. “While we continue to execute commercially, we are also working to broaden Nexavar’s clinical utility in other tumor types and are investing our considerable financial resources in a comprehensive development program to take full advantage of the global oncology franchise opportunity Nexavar represents.”
Revenue
In accordance with the collaboration agreement between the two companies, Bayer recognizes all revenue from the sale of Nexavar. As such, for the quarter ended September 30, 2006, Onyx reported no revenue related to Nexavar. For the third quarter in 2006, Nexavar net revenue, as recorded by Bayer, was $45.4 million, primarily from sales in the United States and European Union. This represents a 41% increase over revenue recorded by Bayer for the quarter ended June 30, 2006.
Onyx recognized $100,000 in revenue for the quarter ended September 30, 2006 for selling certain Onyx viruses from the now discontinued therapeutic virus program. Onyx recorded no revenue for the three months ended September 30, 2005.
Net Expense from Unconsolidated Joint Business
The presentation of the Onyx Statement of Operations changed in 2006 due to the commencement of Nexavar sales. Onyx now reports the net expense (or revenue) from the unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of each company for its shared expenses under the collaboration. The net expense from the unconsolidated joint business is, in effect, the net amount due to Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Nexavar product revenue is recognized by Bayer under the collaboration and, currently, Bayer incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense from the unconsolidated joint business is shown in the table following the summary financial information.

Operating Expenses
In the third quarter of 2006, research and development expenses, including employee stock-based compensation expense of $0.6 million, was $7.6 million. This represents a decrease of $7.1 million over the third quarter of 2005 primarily due to the change in accounting presentation with the inclusion of Nexavar-related development expenses in the net expense from the unconsolidated joint business line item. In periods prior to 2006, Onyx’s share of Nexavar-related research and development expenses was included in the company’s research and development line item. Under the new presentation, a portion of Nexavar development expenses is reflected in the net expense from the unconsolidated joint business line item and only Onyx’s direct research and development expenses are reflected in the research and development line item. Onyx and Bayer are continuing to expand their investment in the development of Nexavar for additional indications including Phase III trials for Nexavar in melanoma, liver cancer, and lung cancer.
In the third quarter of 2006, selling, general and administrative expenses were $11.9 million, an increase of $2.6 million over the third quarter of 2005. This increase was primarily due to a $2.9 million employee stock-based compensation expense recorded in the third quarter of 2006 as well as increased payroll and related costs of our sales force and medical science liaisons. As a result of the change in accounting presentation, a significant amount of Nexavar-related marketing expense is included in the net expense from unconsolidated joint business line item. In periods prior to 2006, Onyx’s share of Nexavar-related marketing expense was included in the company’s selling, general and administrative line item. Under the new presentation, the selling, general and administrative expense line item includes only Onyx’s direct selling, general and administrative expenses.
Cash, Cash Equivalents, and Marketable Securities
As of September 30, 2006, the company had cash, cash equivalents, and total marketable securities of $218.2 million compared to $284.7 million at December 31, 2005. The change primarily reflects the funds used in operations during the first three quarters of 2006, offset by the final milestone advance of $10.0 million received from Bayer in January 2006, as a result of the U.S. Food and Drug Administration approval of Nexavar.
Nine-Month Results
For the nine months ended September 30, 2006, Onyx recorded a net loss of $72.0 million, or $1.74 per share, compared with a net loss of $56.8 million, or $1.61 per share, for the same period in 2005. Nexavar net revenue, as recorded by Bayer, was $101.3 million for the nine-month period ended September 30, 2006. Onyx reported revenue of $250,000 and $1.0 million for the nine months ended September 30, 2006 and 2005, respectively. The revenue represented licensing fees from third parties for rights to certain Onyx patents and sale of viruses from the now discontinued therapeutic virus program. Total operating expenses were $81.2 million for the nine months ended September 30, 2006, an $18.9 million increase from $62.3 million for the same period in the prior year.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to discuss third quarter 2006 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on November 7, 2006. Interested parties may access a live web cast of the presentation at:
http://audioevent.mshow.com/312557
or by dialing 706-758-9355 and using the pass code 1239796. A replay of the presentation will be available on the Onyx website or by dialing 706-645-9291 and using the pass code 1239796 approximately one hour after the teleconference concludes. The replay will be available through December 7, 2006.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer Pharmaceuticals Corporation. Nexavar has been approved for the treatment of advanced kidney cancer. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential NDA filings and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law. (See attached tables.)

ONYX PHARMACEUTICALS, INC SUMMARY FINANCIAL INFORMATION CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (unaudited)
	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005	2006	2005
Total revenue	$100	$—	$250	$1,000
Operating expenses:
Net expense from unconsolidated joint business	3,596	—	20,147	—
Research and development (1)	7,631	14,780	24,124	40,391
Selling, general and administrative (1)	11,900	9,268	36,944	21,908

Total operating expenses	23,127	24,048	81,215	62,299

Loss from operations	(23,027)	(24,048)	(80,965)	(61,299)
Interest income, net	2,879	1,467	8,991	4,102
Other income	—	—	—	375

Net loss	$(20,148)	$(22,581)	$(71,974)	$(56,822)

Basic and diluted net loss per share	$(0.49)	$(0.64)	$(1.74)	$(1.61)

Shares used in computing basic and diluted net loss per share	41,499	35,367	41,405	35,300

CONDENSED BALANCE SHEETS (In thousands)
			Sept 30,	Dec. 31,
			2006	2005
			(unaudited)	(2)

Assets
Cash, cash equivalents and marketable securities			$212,284	$274,818
Other current assets			8,279	8,285

Total current assets			220,563	283,103
Property and equipment, net			1,278	1,617
Long-term marketable securities			5,959	9,862
Other assets			74	83

Total assets			$227,874	$294,665

Liabilities and stockholders’ equity
Current liabilities			22,816	41,425
Advance from collaboration partner			40,000	30,000
Stockholders’ equity			165,058	223,240

Total liabilities and stockholders’ equity			$227,874	$294,665

(1)	Includes employee stock-based compensation expense of $0.6 million and $2.9 million for the adoption of FAS 123(R) in the research and development and selling, general and administrative expense lines, respectively, in the income statement for the three months ended September 30, 2006. For the nine months ended September 30, 2006, stock-based compensation expense of $2.0 million and $8.8 million in the research and development and selling, general and administrative expense lines, respectively.

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2005.

ONYX PHARMACEUTICALS, INC. CALCULATION OF NET EXPENSE FROM UNCONSOLIDATED JOINT BUSINESS
(In thousands) (unaudited)
	Three Months Ended	Nine Months Ended
	Sept 30, 2006	Sept 30, 2006
Product revenue, net	$45,405	$101,342
Combined cost of goods sold, distribution, selling, general and administrative	29,895	73,778
Combined research and development	40,711	120,104

Combined collaboration loss	$(25,201)	$(92,540)

Onyx’s share of collaboration loss	$(12,601)	$(46,271)
Reimbursement of Onyx’s direct development and marketing expenses	9,005	26,124

Onyx net expense from unconsolidated joint business	$(3,596)	$(20,147)

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